ARTICLES OF AMENDMENT

OF

Medisun Precision Medicine Limited

Reg. No. 91022

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

August 10, 2017

Deputy Registrar

ARTICLES OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
Medisun Precision Medicine Limited
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, HUNAG LISHA (黃麗莎) and SUN YAQI(孫亞琦), directors of Medisun Precision Medicine Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certify:

1. The name of the Corporation is: Medisun Precision Medicine Limited.

2. The Articles of Incorporation were filed with the Registrar of Corporations as of the 25th day of May, 2017.

3. Section D of the Articles of Incorporation is hereby amended as follows:

D. The aggregate number of shares of stock that the Corporation is authorized to issue is Two Hundred Million (200,000,000) registered ordinary shares with a par value of US One Hundredth of One Cent (US$0.0001) per share and Two Million (2,000,000) registered preference shares of US One Hundredth of One Cent (US$0.0001) per share.

Shares in the Corporation may only be issued as registered shares and may not be exchanged for bearer shares. The Corporation is prohibited from issuing bearer shares.

4. The amendment to the Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 10th day of August, 2017.

X

HUANG LISHA (黃麗莎)
Director

X

SUN YAQI (孫亞琦)
Director